Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
November 4, 2008	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES THIRD QUARTER RESULTS
     Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), released results today for the third quarter of 2008 and nine months ended September 30, 2008.
•	Net sales for the third quarter were $150.6 million

•	Operating income for the third quarter was $17.8 million

•	Net income was $11.3 million for the third quarter or $0.49 per diluted share

•	Cash and equivalents were over $290 million, debt was $242.7 million and revolver availability was undrawn at $200 million
     For the quarter ended September 30, 2008, the Company reported net sales of $150.6 million compared to $163.4 million in the third quarter of 2007. The 7.8% decrease from the same quarter in the prior year was due primarily to lower average realized sale prices on prime mill products and the adverse impact caused by the temporary closure of the Company’s three facilities in Houston, Texas, due to Hurricane Ike. Third quarter net income was $11.3 million or $0.49 per diluted share in comparison to $24.7 million or $1.06 per diluted share for the same period in the prior year.
     For the nine months ended September 30, 2008, the Company reported net sales of $461.1 million, compared with net sales of $463.0 million for the same period a year ago. For the nine-month period, the Company reported net income of $52.1 million, or $2.26 per diluted share, compared with net income of $67.7 million, or $2.92 per diluted share for the same period a year ago.
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November 4, 2008

Distribution Group
     For the third quarter, net sales for the Distribution Group grew 9.2% to $65.5 million versus $60.0 million in the same period a year ago. The Distribution Group had operating income of $4.9 million, compared to $9.9 million in the third quarter of 2007. The operating income decline was primarily attributable to softening in prices for many specialty metals and the impact of Hurricane Ike on our facility in Houston. Year-to-date, the Group reported net sales of $197.4 million resulting in operating income of $19.9 million compared with net sales of $182.0 million and operating income of $28.3 million from the same period in the prior year.
Fabrication Group
     Net sales for the Fabrication Group grew 2.6% for the third quarter to $35.7 million versus $34.8 million in the same period a year ago. The Group had operating income of $1.0 million, compared to $1.2 million in the third quarter of 2007. This decline in operating income was largely the result of the temporary closure of two facilities in Houston, Texas, due to Hurricane Ike, largely offset by higher realized prices in certain commercial aerospace programs. Year-to-date, the Fabrication Group reported net sales of $106.8 million resulting in operating income of $3.4 million compared with net sales of $96.5 million and operating income of $4.6 million from the same period in the prior year.
Titanium Group
     RTI’s Titanium Group posted operating income of $11.9 million on sales of $85.3 million, including intersegment sales of $35.9 million. This performance declined compared to the third quarter of 2007 which had sales of $110.4 million, including intersegment sales of $41.8 million, and operating income of $25.9 million. Mill product shipments for the third quarter were 3.4 million pounds at an average realized price of $23.04 per pound. RTI’s average realized price was 14% lower versus the same quarter in the prior year, primarily due to the change in the sales mix and increased sales related to long-term supply agreements.
     For the first nine months of 2008, the Titanium Group posted operating income of $58.7 million on sales of $283.5 million, including intersegment sales of $126.6 million. For the same period in 2007, operating income was $68.9 million on sales of $320.3 million, including intersegment sales of $135.8 million. Mill product shipments for the first nine months of 2008 were 11.2 million pounds at an average realized price of $23.79 per pound compared to mill product shipments of 11.4 million pounds in 2007 at an average realized price of $26.32 per pound.
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November 4, 2008

CEO Comment
     Vice Chairman and CEO Dawne S. Hickton commented, “At the start of the quarter, we anticipated that our spot market business, particularly for the Titanium and Distribution segments, would experience significant weakness. However this anticipated weakness accelerated in September as a result of the industry—wide impact of the recently settled Boeing strike and the effects of the substantial deterioration in the global market generally. Although we managed through this business climate relatively well, we were unexpectedly impacted by Hurricane Ike as three of our facilities located in Houston experienced temporary shutdowns delaying shipments from the third quarter to the fourth quarter. Despite these issues, and with higher costs in the Titanium Group, we still generated operating income of $17.8 million.
     “Notwithstanding the uncertain aerospace environment, and in spite of the on-going global liquidity crisis, we are well positioned to navigate this challenging climate with a very strong balance sheet driven primarily by our $425.0 million refinancing which closed on September 8th. As a result of this refinancing and our operating cash flow, we have over $290.0 million in cash and another $200.0 million of revolving availability.
     “With our strong balance sheet, we are prepared to support our expansion projects to meet the contractual commitments to our customers, and to support our strategic plan to grow our value-added businesses, and provide long-term value to our shareholders. We continue to stay true to our original strategic plan and are focusing our efforts on capitalizing on the enormous growth opportunities over the next decade within the commercial aerospace industry.”
Outlook
     In light of the current economic uncertainties and the overall short-term softening in demand for titanium, we are delaying our expansion projects by up to one year and now expect them to be operational in 2011 to mirror current market demand. We anticipate that the majority of our capital expenditures related to these facilities will occur in late 2009 and throughout 2010.
     We continue to expect mill product shipments for 2008 to range between 14 and 15 million pounds and total sales that are slightly lower than 2007. However, as a result of the current softening in demand, and the continued uncertainty as we head toward year-end, we are reducing our operating income guidance for 2008 to approximately 35% to 40% below 2007.
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November 4, 2008

Conference Call Information
     NOTE: RTI International Metals, Inc. has scheduled a conference call for Tuesday, November 4, 2008, at 11:00 a.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA/Canada) 877-261-8992 or (International) 847-619-6548 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Tuesday, November 11, 2008, by dialing (USA/Canada) 888-843-8996 or (International) 630-652-3044 and Digital Pin Code 23015206.
Forward Looking Statement
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates and content per aircraft for commercial and military aerospace programs, military spending and continued support for the Joint Strike Fighter program, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the outcome of U.S. Custom’s investigation of the Company’s duty drawback claims, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
Company Description
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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November 4, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$150,615	$163,412	$461,092	$463,015
Cost and expenses:
Cost of sales	113,492	109,716	322,708	310,448
Selling, general, and administrative expenses	18,723	16,343	54,829	49,562
Research, technical, and product development expenses	555	403	1,590	1,255

Operating income	17,845	36,950	81,965	101,750
Other expense	551	(1,035)	(129)	(1,940)
Interest income	799	1,179	2,172	3,626
Interest expense	(979)	(386)	(1,595)	(898)

Income before income taxes	18,216	36,708	82,413	102,538
Provision for income taxes	6,964	12,016	30,311	34,823

Net income	$11,252	$24,692	$52,102	$67,715

Earnings per share:
Basic	$0.49	$1.08	$2.28	$2.96

Diluted	$0.49	$1.06	$2.26	$2.92

Weighted-average shares outstanding:
Basic	22,838,900	22,953,981	22,881,457	22,913,824

Diluted	22,915,541	23,198,387	23,007,236	23,167,023

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November 4, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$290,031	$107,505
Receivables, less allowance for doubtful accounts of $471 and $613	99,090	102,073
Inventories, net	304,176	296,559
Deferred income taxes	20,160	12,969
Other current assets	7,291	2,951

Total current assets	720,748	522,057
Property, plant, and equipment, net	236,212	157,355
Goodwill	49,910	50,769
Other intangible assets, net	15,680	17,476
Deferred income taxes	14,074	6,059
Other noncurrent assets	2,402	1,568

Total assets	$1,039,026	$755,284

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$56,727	$46,666
Accrued wages and other employee costs	18,439	22,028
Billings in excess of costs and estimated earnings	36,429	21,573
Current portion of long-term debt	1,433	1,090
Current liability for post-retirement benefits	2,660	2,660
Current liability for pension benefits	—	5,962
Other accrued liabilities	18,911	16,171

Total current liabilities	134,599	116,150
Long-term debt	241,267	16,506
Noncurrent liability for post-retirement benefits	31,837	31,019
Noncurrent liability for pension benefits	3,796	8,526
Deferred income taxes	69	69
Other noncurrent liabilities	6,514	7,230

Total liabilities	418,082	179,500

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 23,681,510 and 23,610,746 shares issued; 22,997,636 and 23,105,708 shares outstanding	237	236
Additional paid-in capital	306,386	302,075
Treasury stock, at cost; 683,874 and 505,038 shares	(16,891)	(7,801)
Accumulated other comprehensive loss	(22,531)	(20,367)
Retained earnings	353,743	301,641

Total shareholders’ equity	620,944	575,784

Total liabilities and shareholders’ equity	$1,039,026	$755,284

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November 4, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2008	2007
Cash provided by operating activities (including depreciation and amortization of $14,891 and $11,130 for the nine months ended September 30, 2008 and 2007, respectively)	$53,155	$13,675

Cash provided by (used in) investing activities	(88,815)	40,381

Cash provided by financing activities	218,986	3,447

Effect of exchange rate changes on cash and cash equivalents	(800)	(1,194)

Increase in cash and cash equivalents	182,526	56,309
Cash and cash equivalents at beginning of period	107,505	40,026

Cash and cash equivalents at end of period	$290,031	$96,335

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November 4, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Notes to Consolidated Financial Statements
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales:
Titanium Group	$49,367	$68,603	$156,868	$184,461
Intersegment sales	35,931	41,808	126,599	135,808

Total Titanium Group net sales	85,298	110,411	283,467	320,269

Fabrication Group	35,731	34,789	106,795	96,475
Intersegment sales	17,125	17,528	62,692	54,103

Total Fabrication Group net sales	52,856	52,317	169,487	150,578

Distribution Group	65,517	60,020	197,429	182,079
Intersegment sales	642	862	1,760	3,213

Total Distribution Group net sales	66,159	60,882	199,189	185,292

Eliminations	53,698	60,198	191,051	193,124

Total consolidated net sales	$150,615	$163,412	$461,092	$463,015

Operating income:
Titanium Group before corporate allocations	$16,138	$28,691	$68,825	$77,565
Corporate allocations	(4,210)	(2,799)	(10,112)	(8,716)

Total Titanium Group operating income	11,928	25,892	58,713	68,849

Fabrication Group before corporate allocations	3,695	3,457	10,913	11,698
Corporate allocations	(2,713)	(2,244)	(7,511)	(7,080)

Total Fabrication Group operating income	982	1,213	3,402	4,618

Distribution Group before corporate allocations	7,200	11,535	26,107	33,643
Corporate allocations	(2,265)	(1,690)	(6,257)	(5,360)

Total Distribution Group operating income	4,935	9,845	19,850	28,283

Total consolidated operating income	$17,845	$36,950	$81,965	$101,750

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